EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT entered into as of the 18th day of September, 2006 (the "Effective Date"), by and between MCG Capital Corporation (the "Company"), a Delaware corporation, and B. Hagen Saville, an individual (the "Executive") (hereinafter collectively referred to as the "Parties").

WHEREAS, the Executive has heretofore been employed by the Company as its Executive Vice President of Business Development and the Company desires to continue to retain the services and employment of the Executive as the Company's Executive Vice President of Business Development on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, it is agreed as follows:

    Term. The term of employment under this Agreement shall be for the period commencing on the date hereof, and shall continue in effect through February 28, 2010 (the "Initial Term"). The Initial Term shall automatically be extended for successive one-year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless either the Company or the Executive gives notice of non-extension to the other no later than sixty (60) days prior to the expiration of the then-applicable Term. Except as otherwise provided herein, this Agreement shall be of no further force or effect following the end of the Term.

    Employment.

      The Executive shall be employed as the Executive Vice President of Business Development of the Company and shall serve on the Board of Directors of the Company (the "Board"). The Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. The Executive shall report to the Chief Executive Officer of the Company.

      The Executive shall devote his full working time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Executive will not, without prior written approval of the Board, engage in any other activities that would interfere with the performance of his duties as an employee of the Company, are in violation of written policies of the Company, are in violation of applicable law, or would create a conflict of interest with respect to the Executive's obligations as an employee of the Company. The Executive may (1) serve on corporate, civil or charitable boards or committees, (2) deliver lectures and teach at educational institutions, (3) serve as a personal representative or trustee, (4) manage his personal, financial and legal affairs, and (5) invest personally in any business where no conflict of interest exists between such investment and the business of the Company, as long as the foregoing activities do not materially interfere with Executive's performance of his duties as an employee of the Company.

    Compensation.

      Base Salary. During the Term, the Company agrees to pay or cause to be paid to the Executive a base salary at the rate of $425,000 per annum (such base salary, as may be adjusted from time to time in accordance with this Section, the "Base Salary"). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives. Such Base Salary shall be reviewed (and may be adjusted) at least annually by either the Board or the Compensation Committee of the Board (the "Compensation Committee"). Such Base Salary may be reduced only if such reduction is implemented by the Company as part of an overall general salary reduction plan among all of its executive employees and such reduction to the Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented under such plan.

      Bonus. During the Term, the Executive will be eligible to receive annual bonuses based upon achieving annual individual and corporate performance goals determined from time to time by either the Board or the Compensation Committee after consultation with the Executive (the "Annual Bonus"). The Executive's target annual bonus opportunity will equal 100% of Base Salary (the "Target Annual Bonus"), but the Executive will have the opportunity to earn an annual bonus between 0% and 200% of Base Salary. The actual annual bonus for any year will depend on the achievement of performance goals, which will generally be based on individual and corporate goals, as determined from time to time by either the Board or the Compensation Committee.

      Restricted Stock.

        The Executive shall be granted 200,000 shares of restricted common stock of the Company (the "Restricted Stock"), pursuant to the terms and conditions of the Company's 2006 Employee Restricted Stock Plan and form of restricted stock agreements approved by either the Board or the Compensation Committee. The Restricted Stock shall become non-forfeitable as follows, subject to accelerated non-forfeitability as provided below:

          120,000 shares of Restricted Stock (the "Time-Based Shares") shall become non-forfeitable as follows: 9,231 shares of Restricted Stock shall become non-forfeitable on each December 31, March 31, June 30 and September 30, beginning on December 31, 2006 and ending on September 30, 2009 and 9,228 shares of Restricted Stock shall become non-forfeitable on December 31, 2009, subject to the Executive's continued employment with the Company on the applicable forfeiture date (the "Time-Based Schedule"); and

          80,000 shares of Restricted Stock shall become non-forfeitable as follows (the "Performance-Based Shares"): 20,000 shares of Restricted Stock shall become non-forfeitable on February 28, 2007, February 28, 2008, February 28, 2009, and February 28, 2010, subject to (1) the Executive's continued employment with the Company on the applicable forfeiture date, and (2) the achievement of performance milestones that will be determined by either the Board or the Compensation Committee, after consultation with the Executive (the "Performance-Based Schedule").

        Except as set forth in Section 5 of this Agreement and unless either the Board or the Compensation Committee determines otherwise, any Time-Based Shares that have not become non-forfeitable on the applicable forfeiture date as set forth in the Time-Based Schedule shall be immediately forfeited.

        Performance-Based Shares that have not become non-forfeitable on the applicable forfeiture date as set forth in the Performance-Based Schedule (the "Performance-Based Forfeitable Shares") shall become non-forfeitable on any subsequent forfeiture date as set forth in the Performance-Based Schedule if either the Board or the Compensation Committee, after consultation with the Executive, determines that such non-forfeiture of the Performance-Based Forfeitable Shares is warranted due to the achievement of performance milestones prior to or on such subsequent forfeiture date; provided, however, that unless either the Board or the Compensation Committee determines otherwise, the Executive shall immediately forfeit any forfeitable Performance-Based Forfeitable Shares on the earlier of (a) the Executive's Termination Date, which occurs prior to a Change in Control, or (b) February 28, 2010.

        The Executive will be entitled to receive any cash dividends that are paid on the shares of Restricted Stock while such shares are held by the Executive; provided, however, that the Executive shall not be entitled to receive dividends on Performance-Based Forfeitable Shares until the date that such Performance-Based Forfeitable Shares become non-forfeitable in accordance with Section 3(c)(iii), if applicable.

        In addition to the Restricted Stock, the Executive will have the opportunity each year to receive an annual grant of shares of restricted common stock of the Company, subject to the approval of either the Board or the Compensation Committee in its sole discretion.

      Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans, vacation and sick leave. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

      Expenses. During the Term, the Company agrees to pay all reasonable expenses, subject to reasonable documentation, incurred by the Executive in furtherance of the Company's business, including, without limitation, traveling and entertainment expenses.

      Executive Seminars. During the Term, the Executive agrees to annually attend an executive training seminar at the Company's expense.

      Key Man Life Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance ("Company Limit") and the type of policy, provided, however, that the Executive shall have the right, if the policy permits, to require the Company to purchase an amount of insurance in excess of the Company Limit (the "Executive Limit") if the Executive pays to the Company each month the difference between (i) the insurance premium for a policy at the Company Limit and (ii) the insurance premium for a policy at the Executive Limit. The Executive shall cooperate with the Company in obtaining such insurance policy by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. Except as otherwise provided in this Section, (i) the Executive shall incur no financial obligation by executing any required document, and (ii) shall have no interest in any such policy.

    Termination of Employment. The Executive's employment hereunder may be terminated under the following circumstances:

      Disability. The Company may terminate the Executive's employment after having established the Executive's Disability or the Executive can terminate if he has established his Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement for at least one hundred eighty (180) days during any 365-consecutive-day period.

      Cause. The Company may terminate the Executive's employment for "Cause". A termination for "Cause" shall mean (i) the Executive's conviction to, plea of no contest to, plea of nolo contendere to, or imposition of unadjudicated probation for any felony (other than a traffic offense that does not result in incarceration), (ii) the Executive's having been the subject of any order, judicial or administrative, obtained or issued by the Securities Exchange Commission, for any securities violation involving fraud or intentional misconduct, including, for example, any such order consented to by the Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, (iii) a material breach by the Executive of this Agreement; or (iv) the Board in good faith determines that the Executive (A) willfully failed to substantially perform his duties and obligations to the Company or willfully failed to carry out, or comply with, any reasonable and lawful directive of the Board consistent with the terms of this Agreement (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which, if it is the first instance of such conduct, is not cured within thirty (30) days after a written notice of demand for performance has been delivered to the Executive specifying the manner in which the Executive has failed to perform (and, if it is any instance of such conduct after the first instance thereof and opportunity to cure, then no such opportunity to cure need be provided with respect to such conduct), (B) willfully engaged in conduct which is demonstrably and materially injurious to the Company or any of its Subsidiaries, monetarily or otherwise, or (C) committed a willful breach of fiduciary duty or an act of fraud, embezzlement, or misappropriation against the Company or any of its Subsidiaries; provided, however, that no termination of the Executive's employment shall be for Cause as set forth in clause (iv) above until (y) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (iv) and specifying the particulars thereof in detail, and (z) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered "willful" unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to take action was in the best interests of the Company.

      Good Reason. The Executive may terminate his employment for "Good Reason" at any time within three (3) months of his knowledge of its occurrence. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the events or conditions described in the following Subsections hereof:

        A change in the Executive's status, title or position with the Company; or the assignment to the Executive of any material duties or responsibilities that are substantially inconsistent with such status, title or position;

        A change in the Executive's responsibilities (including reporting responsibilities) with the Company that represents a substantial change in his responsibilities as in effect immediately prior thereto;

        Any failure to pay the Executive his Base Salary or a reduction in the Executive's Base Salary from the Base Salary in effect in the prior year (unless such reduction is implemented in accordance with Section 3);

        The Company's requiring the Executive to be based at any place outside a 50-mile radius from the office in which the Executive is employed on the date hereof, except for reasonably required travel on the Company's business;

        A material breach by the Company of this Agreement;

        A Change in Control;

        The Executive not being re-elected as a member of the Board of Directors of the Company upon expiration of his term of service as a director; and

        The Company's giving notice to the Executive of non-extension of this Agreement pursuant to the terms of Section 1.

      Notwithstanding the foregoing, the occurrence of any conduct or circumstance covered under Clauses (i) through (v) shall not constitute Good Reason if such conduct or circumstance is cured by the Company within thirty (30) days after written notice thereof has been delivered to the Company by the Executive specifying the nature of such Good Reason.

      Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination. For the purposes of this Agreement, after a Notice of Termination has been delivered to the Executive by the Company, he may not terminate his employment for Good Reason or otherwise. After the Executive has terminated his employment for Good Reason or otherwise, the Company may not deliver a Notice of Termination to the Executive terminating his employment.

      Termination Date, Etc. "Termination Date" shall mean (i) in the case of the Executive's Death, the Executive's date of Death, (ii) if the Executive's employment is terminated for Disability, the date on which the Notice of Termination is given, (iii) if the Executive terminates his employment, on the date no earlier than sixty days following the Notice of Termination if such termination is announced by the Executive; provided, however, that the Company may, in its sole discretion, advance the Termination Date to any date following the Company's receipt of the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be longer than seven (7) days after the Notice of Termination.

    Compensation Upon Termination. Upon termination of the Executive's employment during the Term, the Executive shall be entitled to the following benefits:

      If the Executive's employment is terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive's employment and for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) accrued but unused vacation pay, and (iv) any bonuses or incentive compensation with respect to the fiscal year ended prior to the fiscal year in which the Termination Date occurs that was earned and unpaid (collectively, "Accrued Compensation").

      If the Executive's employment terminates for Disability or for reason of the Executive's death, then the Executive shall be entitled to the benefits provided below:

        The Company shall pay the Executive or his beneficiaries all Accrued Compensation;

        The Company shall pay to the Executive or his beneficiaries an amount equal to the Annual Bonus that the Executive would have been entitled to receive in respect of the fiscal year in which the Executive's Termination Date occurs had he continued in employment until the end of such fiscal year, calculated as if all target performance targets and goals (if applicable) had been fully met by the Company and by the Executive, as applicable, for such year, multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365;

        The Executive's Time-Based Shares shall immediately fully become non-forfeitable with respect to that number of Time-Based Shares that were scheduled to become non-forfeitable under the Time-Based Schedule through January 1 of the calendar year following the calendar year in which the Executive's Termination Date occurs; and

        Immediate and full vesting or lapsing of forfeiture conditions (as applicable) of any shares of restricted stock granted to Executive (A) which are not Restricted Stock, (B) which vest or become non-forfeitable solely based on Executive's continued employment with the Company, (C) which do not vest or become non-forfeitable subject to the achievement of any performance milestones (the "Additional Time-Based Shares"), and (D) which were scheduled to vest or become non-forfeitable through January 1 of the calendar year following the calendar year in which the Executive's Termination Date occurs.

      If the Executive's employment with the Company shall be terminated (i) by the Company other than for Cause, death, or Disability, or (2) by the Executive for Good Reason, then, subject to the Executive promptly signing and not revoking a release of claims in substantially the form attached hereto as Exhibit A, the Executive shall be entitled to the benefits as provided below; provided, that no amount shall be payable pursuant to this Section 5(c) on or following the date the Executive first violates any of the covenants set forth in Section 7:

        The Company shall pay the Executive all Accrued Compensation;

        The Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount (the "Severance Amount") equal to two times his then current Base Salary and two times his Target Annual Bonus; which shall, except as otherwise set forth in Section 5(c)(vi), be payable in equal monthly installments during the period beginning on the Termination Date and ending on the date twenty-four (24) months following the Termination Date;

        The Executive shall be entitled to full and immediate vesting and/or lapsing of forfeiture conditions (as applicable) of all of the Executive's Time-Based Shares and Additional Time-Based Shares; and

        Continuation coverage for the Executive and any eligible dependents under all the Company's group medical, dental, and hospitalization benefit plans ("Continuation Health Coverage"), until earlier of (A) twenty-four (24) months following the Termination Date or (B) the date the Executive first (1) violates any of the covenants set forth in Section 7 or (2) becomes eligible to participate in any other plan that provides medical, dental, or hospitalization benefits. As of the date that the Executive ceases to receive coverage under any of the Company's group medical, dental, and hospitalization benefit plans pursuant to this Section 5(c)(iv), the Executive shall be eligible to elect to receive "COBRA" continuation coverage to the extent permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the foregoing, the Parties acknowledge and agree that no payment or benefit shall be made pursuant to this Section 5(c)(iv) to the extent that such payment or benefit would constitute a deferral of compensation subject to Section 409A (and to the extent permissible any such payment or benefit shall be modified to comply with Section 409A).

        In addition to any benefits that the Executive may be entitled to receive pursuant to the provisions in Sections 5(c)(i) to 5(c)(iv), the Company shall pay to the Executive the Change in Control Amount, if the Executive becomes eligible to receive the Change in Control Amount pursuant to the provisions in Section 6.

        Notwithstanding anything to the contrary in Section 5(c)(ii), no Severance Amount will be paid during the six-month period following the Termination Date if either the Board or the Compensation Committee determines, in its good faith judgment, that paying such amounts at the time or times indicated in Section 5(c)(ii) would cause the Executive to incur an additional tax under Section 409A of the Code ("Section 409A"), in which case such amounts shall be paid at the time or times indicated in this Section 5(c)(vi). If the payment of any Severance Amounts are delayed as a result of the previous sentence, on the first day following the end of the six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been previously paid to the Executive under this Agreement with the other eighteen months of the Severance Amount payable to the Executive in equal monthly installments during the period beginning on the seven-month anniversary of the Termination Date and ending on the twenty four-month anniversary thereof.

      The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment other than as provided under Section 5(c)(iv).

      Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

    Change in Control Benefits.

      General Payments. Upon a Change in Control that occurs during the Term, the Executive will be entitled to full and immediate vesting and/or lapsing of forfeiture provisions (as applicable) of all of the Executive's Restricted Stock, including all Time-Based Shares and Performance-Based Shares, and all Additional Time-Based Shares. In addition to such full vesting and lapsing of forfeiture provisions (as applicable) and any severance payments and benefits that the Executive may be entitled to receive pursuant to Sections 5(c)(i) to 5(c)(iv), if within 12 months after a Change in Control that occurs during the Term, the Executive's employment with the Company shall be terminated (a) by the Company other than for Cause, death, or Disability, or (b) by the Executive for Good Reason, then the Executive will be entitled to receive an amount (the "Change in Control Amount") equal to his then current Base Salary, payable in the same manner as the Severance Amount is payable pursuant to Section 5(c)(ii) or Section 5(c)(vi), as applicable.

      Tax Payment. In the event it shall be determined that any payment (other than the payment provided for in this Section 6(b)) or distribution of any type to or for the benefit of the Executive, by the Company, any Affiliate of the Company, any Person (as defined below) who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, other than any interest or penalties that arise as a result of Section 409A (such excise tax, together with any includable interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive a payment in an amount equal to the Excise Tax imposed upon the Payments; provided, however that in the event the aggregate value of the Payments exceeds three times the Executive's "base amount," as defined in Section 280G(b)(3) of the Code, (the "Parachute Threshold") by less than 10%, one or more Payments shall be reduced so that the aggregate value of the Payments is $1.00 less than the Threshold Amount. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

      Determination By Accountant. All mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under Section 6(b), including determinations as to whether a Excise Tax is required, the amount of such Excise Tax and amounts relevant to the last sentence of this Section 6(c) or whether the Payment should be reduced, shall be made by an independent accounting firm selected by the Executive from among the four (4) largest accounting firms in the United States (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Excise Tax and any other relevant matter, both to the Company and the Executive by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive and the Company that no Excise Tax is payable (including the reasons therefore) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If an Excise Tax is determined to be payable, it shall be paid to the Executive within ten (10) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax payments not made by the Company should have been made ("Underpayment"), or that Excise Tax payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such underpayment (together with any interest and penalties, other than interest and penalties that arise under Section 409A, payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (1) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section 6(b), it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment. The fees and expenses of the Accounting Firm shall be paid by the Company.

For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

      An acquisition in one or more transactions (other than directly from the Company) of any voting securities of the Company by any Person (as defined below) immediately after which such Person has Beneficial Ownership (as defined below) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, in determining whether a Change in Control has occurred, voting securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a "Subsidiary"), (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

      The individuals who, as of the date hereof are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger (as defined below), the board of directors of the ultimate Parent Corporation (as defined below); provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board (or, with respect to the directors who are not "interested persons" as defined in the Investment Company Act of 1940, by a majority of the directors who are not "interested persons" serving on the Incumbent Board), such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

      The consummation of:

        A merger, consolidation or reorganization involving the Company (a "Merger") or an indirect or direct subsidiary of the Company, or to which securities of the Company are issued, unless:

          the stockholders of the Company, immediately before a Merger, own, directly or indirectly immediately following the Merger, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from the Merger (the "Surviving Corporation") if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person or group of Persons (a "Parent Corporation"), or (y) if there is one or more Parent Corporations, the ultimate Parent Corporation, the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for a Merger constitute at least a majority of the members of the board of directors of (x) the Surviving Corporation or (y) the ultimate Parent Corporation, if the ultimate Parent Corporation, directly or indirectly, owns fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation, and no Person other than (a) the Company, (b) any Subsidiary, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, any Subsidiary, or the ultimate Parent Corporation, or (d) any Person who, together with its Affiliates (as defined below), immediately prior to a Merger had Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities, owns, together with its Affiliates, Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of (x) the Surviving Corporation or (y) the ultimate Parent Corporation.

          Each transaction described in clauses (c)(i)(A) through (C) above shall herein be referred to as a "Non-Control Transaction"; or

        The direct or indirect sale or other disposition of all or substantially all of the assets of the Company to any Person (other than (A) a transfer to a Subsidiary, (B) under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose, or (C) the distribution to the Company's stockholders of the stock of a Subsidiary or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. "Beneficial Ownership" means ownership within the meaning of Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). "Person" means "person" as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including without limitation, any individual, corporation, limited liability company, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or any group of Persons.

    Employee Covenants.

      Confidentiality. The Executive shall not, without the prior express written consent of the Company, directly or indirectly, use for any purpose any Confidential Information (as defined below) in any way, or divulge, disclose or make available or accessible any Confidential Information to any person, firm, partnership, corporation, trust or any other entity or third party unless (i) such disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or (ii) such disclosure is required by applicable law or (iii) the Executive is requested or required by a judicial or arbitration body or governmental agency (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, in which case the Executive will (A) promptly notify the Company of such request or requirement, so that the Company may seek an appropriate protective order and (B) cooperate with the Company, at its expense, in seeking such an order. "Confidential Information" means all information respecting the business and activities of the Company and any of its Subsidiaries, including, without limitation, respecting the clients, customers, suppliers, employees, consultants, prospects, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, underwriting, lending or investment standards, marketing plans, financial information, methodologies, know-how, processes, trade secrets, policies, practices, projections, forecasts, formats, operational methods, product development techniques, research, strategies or information agreed to with third-parties to be kept confidential by the Company and any of its Subsidiaries. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Executive of this Agreement or any breach by an employee of the Company of a similar agreement) or any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Executive's position with the Company, to the extent such knowledge and experience is not specific to the Company and not proprietary to the Company or any of its Subsidiaries.

      Non-Competition. During the Term and during the Non-Competition Period, as defined in Section 7(d), the Executive shall not, without the prior written consent of the Company, engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than as the holder of an interest of two percent (2%) or less in the equity of a publicly traded corporation) or other individual, corporate or representative capacity, or render any services or provide any advice or assistance to any business, person or entity, if such business, activity, person or entity competes anywhere in the United States with the Company or any of its Subsidiaries in respect of (i) any then current product, service or business of the Company or any of its Subsidiaries on the Termination Date or (ii) any product, service or business as to which the Company or any of its Subsidiaries has begun preparing to develop or offer as of the Termination Date. Nothing herein shall be construed to prevent the Executive from being employed by any person or entity in a line of business or activity that does not compete with (i) products, services or businesses offered or conducted by the Company or its Subsidiaries as of the Termination Date, or (ii) products, services or business which the Company or any of its Subsidiaries has begun preparing to develop or offer as of the Termination Date. A product, service or business shall not be deemed to compete with the Company or its Subsidiaries if it is offered in any industry or market sector in which the Company and its Subsidiaries do not compete nor have begun preparing to compete as of the Termination Date.

      Non-Solicitation. During the Term and during the Applicable Period (together, the "Non-Solicitation Period"), the Executive shall not divert, solicit or lure away the patronage of (i) any client or business of the Company or any of its Subsidiaries as of or within the two (2) year period prior to the Termination Date or (ii) any prospective client or business of the Company or any of its Subsidiaries. As used herein, "prospective client" means any client that, to the knowledge of the Executive, the Company or any of its Subsidiaries (i) has solicited within the two (2) year period prior to the Termination Date, or (ii) is soliciting as of the Termination Date. Nothing herein shall be construed to prevent the Executive from soliciting clients or prospective clients of the Company or its Subsidiaries with respect to products, services or businesses which the Company and its Subsidiaries neither offer or conduct, nor have begun preparing to develop or offer, as of the Termination Date. The Executive shall not, during the Non-Solicitation Period, directly or indirectly, recruit, hire or assist others in recruiting or hiring, or otherwise solicit for employment, any employees of the Company or any of its Subsidiaries. The provisions of this Section 7(c) shall not be deemed to limit in any way the provisions of any other Section of this Agreement.

      The Non-Competition Period and the Applicable Period. For purposes of this Agreement:

        the "Non-Competition Period" means:

          the period beginning on the Termination Date and ending twenty-four (24) months after the Termination Date, if the Executive's employment with the Company shall be terminated (1) by the Company other than for Cause or Disability, or (2) by the Executive for Good Reason; or

          the period beginning on the Termination Date and ending 90 days after the Termination Date, if the Executive's employment with the Company shall be terminated (1) by the Company for Cause, (2) by the Executive other than for Good Reason, or (3) due to the Executive's Disability.

        the "Applicable Period" means:

          the period beginning on the Termination Date and ending twenty-four (24) months after the Termination Date, if the Executive's employment with the Company shall be terminated (1) by the Company other than for Cause or Disability, or (2) by the Executive for Good Reason; or

          the period beginning on the Termination Date and ending twelve (12) months after the Termination Date, if the Executive's employment with the Company shall be terminated (1) by the Company for Cause, (2) by the Executive other than for Good Reason, or (3) due to the Executive's Disability.

        Notwithstanding any provision in Section 7(d)(i) or Section 7(d)(ii) to the contrary, the Parties agree that the Company shall have the right to extend the Non-Competition Period and/or the Applicable Period, on a monthly basis, for a maximum of twenty-four (24) months after the Termination Date, by paying to the Executive during each month (the "Monthly Extension Amount") of the applicable time period that was extended an aggregate amount equal to: (A) two times the Executive's Base Salary as of the Termination Date and two times the Executive's Target Annual Bonus as of the Termination Date, divided by (B) twenty-four (24) months (the "Extension Amount"). For example, if both the Non-Competition Period and the Applicable Period are extended so that they last until the date twenty-four (24) months following the Termination Date, then the Company will pay the Executive a total payment equal to the sum of two times the Executive's Base Salary as of the Termination Date and two times the Executive's Target Annual Bonus as of the Termination Date, which payment shall be paid on a pro-rata basis over such twenty-four (24) month period.

      Interpretation. The Parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in Sections 7(b) and (c). It is the intention of the Parties that the potential restrictions on the Executive's activities imposed by Sections 7(b) and (c) be reasonable in both duration and geographic scope and in all other respects, it being understood that the business conducted by the Company and its Subsidiaries is nationwide in scope. It is also the intention of the Parties that the provisions of Sections 7(b) and (c) be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that in the event that any provision of Sections 7(b) and (c) shall, for any reason, be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof, and such invalid or unenforceable provision shall be construed by limiting it so as to be valid and enforceable to the fullest extent permissible under applicable law. If applicable law does not permit an invalid or unenforceable provision to be so construed, then the invalid or unenforceable provision shall be stricken and the remaining portions of Sections 7(b) and (c) shall be enforced to the fullest extent permitted by law. In addition, if any provision of Sections 7(b) and (c) shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

      Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9 of this Agreement. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 7, including but not limited to the recovery of damages from the Executive.

      Survival. The provisions of this Section 7 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7; provided, however, that this paragraph shall not, in and of itself, preclude the Executive from defending himself against the enforceability of the covenants and agreements of this Section 7.

      Return of Materials. Upon the request of the Company and, in any event, upon termination of employment, the Executive will leave with the Company all memoranda, notes, records, manuals, or other documents and media (in whatever form maintained, whether documentary, computer storage or otherwise) pertaining to the Company's business, including all copies thereof; other than such documents and items that are personal to the employee (e.g., pay stubs, personal tax documentation and other compensation or employment related materials).

      Ownership of Executive Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company, its Subsidiaries, or its clients, including, but not limited to, software programs, manuals, publications and reports (collectively, the "Work Product") belongs and shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and shall automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product. Upon request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Notwithstanding anything else in this Agreement, any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by the Executive on the Executive's own time, and which have no application in the business of the Company ("Executive Work Product"), shall not be considered Work Product.

      Consequences of Challenging Enforceability of Non-Competition or Non-Solicitation Covenants. If at any time the Executive or his subsequent employer successfully challenges the enforceability of the non-competition and/or non-solicitation covenants of Sections 7(b) and 7(c), then (A) all references to 90 days, twelve (12) months, eighteen (18) months, or twenty-four (24) months in Sections 5(c) and 7(d) shall instead be references to the time period that such non-competition and non-solicitation covenants actually remain in effect, and (B) the Severance Amount and the Continuation Health Coverage that the Executive may receive pursuant to Section 5(c) and the Extension Amount that the Executive may receive pursuant to Section 7(d) shall automatically be reduced proportionately.

      Non-disparagement. During his employment and for an indefinite period following termination of his employment with the Company, the Executive agrees not to disparage in any respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing. During the Term and for an indefinite period following the Term, the Company's officers and members of its Board shall not disparage in any respect the Executive. Nothing in this paragraph shall prohibit the Executive or the Company's officers and members of its Board from responding truthfully when required by a governmental agency, law, subpoena or court order.

      Cooperation. Executive agrees that during the Term and, upon the Company's reasonable request and at the Company's reasonable expense, following the Term, he will provide whatever assistance is required by the Company or its agents, including its attorneys, concerning any matter related to his employment with the Company. Executive further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require disclosure of any matter related to his employment with the Company, and to furnish, within three (3) business days of its receipt, a copy of such court order, subpoena, or legal discovery device to the Company, so that the Company may take appropriate measures to quash or otherwise defend its interests.

    Successors and Assigns.

      This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

      Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

    Arbitration. Except as set forth in Section 7(f) hereof, any and all disputes, claims and controversies between the Company or any of its Affiliates and the Executive arising out of or relating to this Agreement, or the breach thereof, or otherwise arising out of or relating to the Executive's employment or the termination thereof shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in the Washington, D.C. metropolitan area. The arbitrator shall have no authority to award punitive damages. The award of the arbitrator shall be final and judgment thereon may be entered in any court having jurisdiction. The Parties shall share the costs of the arbitration equally, unless otherwise ordered by the arbitrator. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction.

    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

    Miscellaneous.

      No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

      To the extent that the Company reasonably determines that any compensation or benefits payable under this Agreement are subject to Section 409A, this Agreement shall incorporate the terms and conditions required by Section 409A and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (ii) comply with the requirements of Section 409A and related Department of Treasury guidance.

    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to the conflict of law principles thereof.

    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

    Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

[Balance of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

MCG Capital Corporation

/s/ Steven F. Tunney

Name: Steven F. Tunney

Title: President and Chief Executive Officer

Executive: B. HAGEN SAVILLE

/s B. Hagen Saville

EXHIBIT A

For and in consideration of the payments and other benefits due to _______ (the "Executive") pursuant to the Employment Agreement dated as of ______ __, 2006 (the "Employment Agreement"), by and between _______________, (the "Company") and the Executive, and for other good and valuable consideration, the Executive hereby agrees, for the Executive, the Executive's spouse and child or children (if any), the Executive's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, to forever release, discharge and covenant not to sue the Company or any of its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, and, with respect to such entities, their officers, directors, trustees, employees, agents, shareholders, administrators, general or limited partners, representatives, attorneys, insurers and fiduciaries, past, present and future (the "Released Parties") from any and all claims of any kind arising out of, or related to, his employment with the Company, its affiliates and subsidiaries (collectively, with the Company, the "Affiliated Entities"), the Executive's separation from employment with the Affiliated Entities, which the Executive now has or may have against the Released Parties, whether known or unknown to the Executive, by reason of facts which have occurred on or prior to the date that the Executive has signed this Release. Such released claims include, without limitation, any and all claims relating to the foregoing under federal, state or local laws pertaining to employment, including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et. seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et. seq. the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et. seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et. seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et. seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including but not limited to any claims arising from or derivative of the Executive's employment with the Affiliated Entities, as well as any and all such claims under state contract or tort law.

The Executive has read this Release carefully, acknowledges that the Executive has been given at least 21 days to consider all of its terms and has been advised to consult with any attorney and any other advisors of the Executive's choice prior to executing this Release, and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. The Executive also understands that the Executive has a period of seven days after signing this Release within which to revoke his agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to the Executive pursuant to the Agreement until eight days have passed since the Executive's signing of this Release without the Executive's signature having been revoked other than any accrued obligations or other benefits payable pursuant to the terms of the Company's normal payroll practices or employee benefit plans. Finally, the Executive has not been forced or pressured in any manner whatsoever to sign this Release, and the Executive agrees to all of its terms voluntarily.

Notwithstanding anything else herein to the contrary, this Release shall not affect: (i) the Company's obligations under any compensation or employee benefit plan, program or arrangement (including, without limitation, obligations to the Executive under any stock option, stock award or agreements or obligations under any pension, deferred compensation or retention plan) provided by the Affiliated Entities where the Executive's compensation or benefits are intended to continue or the Executive is to be provided with compensation or benefits, in accordance with the express written terms of such plan, program or arrangement, beyond the date of the Executive's termination; or (ii) rights to indemnification the Executive may have as an insured under any director's and officer's liability insurance policy now or previously in force.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

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